EXHIBIT 99.01

FOR IMMEDIATE RELEASE

Investor Contact: Michael J. Rockenbach	Press Contact: Robin Austin
Chief Financial Officer	Sr. Manager, Public Relations
(714) 885-3695	(714) 885-3462

EMULEX REPORTS THIRD QUARTER RESULTS

Broad Sequential Expansion Across Fibre Channel Product Lines Delivers Record Revenues

     COSTA MESA, Calif., April 21, 2005 — Emulex Corporation (NYSE:ELX), the industry’s preeminent source for a broad range of advanced storage networking infrastructure solutions, today announced results for its third fiscal quarter ended March 27, 2005.

Third Quarter Highlights

•	Record revenues of $102.6 million, up from original guidance of $91-93 million, and updated recent guidance of $101-$102 million. This was a 12% sequential increase, and a 4% increase from a year ago.

•	Record unit and port shipments of HBAs, coupled with record embedded switch and I/O ASIC, or IOC, revenue. Quarterly switch port shipments rose more than 50% sequentially to over 1 million, setting a new record.

•	Gross margin of 64% on a non-GAAP basis and 63% on a GAAP basis.

•	Record non-GAAP diluted EPS of $0.25, and GAAP diluted EPS of $0.20, compared to original non-GAAP guidance of $0.18-$0.20 and GAAP guidance of $0.13-$0.15, and recently updated non-GAAP guidance of $0.23-$0.24 and GAAP guidance of $0.18-$0.19. A reduced tax rate in the third quarter temporarily benefited earnings by approximately $0.01 per share.

•	Non-GAAP operating margin of 32% and GAAP operating margin of 25%.

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Emulex Corporation FY ‘05 Third Quarter Results
April 21, 2005

•	Cash and investments, net of debt, of $254 million, up $32 million sequentially from second quarter levels, and up $148 million from a year ago.

Financial Results

     Third quarter revenues, essentially all of which were comprised of Fibre Channel products, rose 12% sequentially from the second fiscal quarter and 4% from a year ago to a record $102.6 million. Third quarter non-GAAP net income rose by 20% sequentially and by 10% from the comparable year-ago results, to a record $22.7 million, or $0.25 per diluted share. Third quarter GAAP net income was up 24% from a year ago to $17.8 million, or $0.20 per diluted share. A reconciliation between GAAP and non-GAAP results is included in the accompanying financial data.

     For the second quarter in a row, Fibre Channel demand continued to strengthen, surpassing prior expectations and spanning multiple customers and product lines. Paul Folino, Emulex Chairman and CEO, stated, “As a result of broad-based growth trends, Emulex grew 12% sequentially, achieving record revenue. Sales of standard products sold through distribution channels rose 9% sequentially in the third quarter. On an OEM-specific SKU basis, OEM revenue rose 12% over the December quarter, driven by sequential expansion at nearly all of Emulex’s leading OEM accounts, as 8 of our top 9 OEMs grew from the prior quarter. In addition, all major Fibre Channel sectors expanded sequentially, as Fibre Channel switches, IOCs, and HBAs all set new records for unit and port shipments. In the third quarter, InSpeed switch port shipments rose more than 50% sequentially to more than a million ports, demonstrating the success of the Vixel acquisition and our diversification strategy.” Emulex’s InSpeed storage switching solutions continued to gain momentum in the market as the company expanded its installed base to 5 million ports, up from 4 million ports at the end of the second quarter, complementing its installed base of nearly 2 million Emulex HBAs.

     Folino continued, “As part of our ongoing growth and diversification strategy, we are continuing to press forward with engineering, sales and marketing investments as we leverage our lead in 4 gigabit technologies and launch innovative new solutions for emerging markets and new customers.” Recently, Emulex announced SATA tunneling over Fibre Channel, a pioneering multi-protocol technology that extends the capabilities of Fibre Channel by enabling the native support of SATA protocols over Fibre Channel. In addition, Emulex broke new ground in the blade server market, recently launching its first HBA designed for the IBM eServer BladeCenter, the market’s leading blade server system. As part of Emulex’s strategy to accelerate the adoption of SANs among

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Emulex Corporation FY ‘05 Third Quarter Results
April 21, 2005

SMB users, Emulex and Brocade jointly launched the EZPilot SAN management wizard, a simple common installation and management tool spanning the largest installed base of HBAs and fabric switches in the industry.” Folino concluded, “With multiple initiatives now under way, and our diversification strategy now taking hold, we believe we are well positioned for continued growth and expansion.”

Business Outlook

     Although actual results may vary depending on a variety of factors, many of which are outside Emulex’s control, Emulex is providing guidance for its fourth fiscal quarter ending June 2005. Emulex is budgeting for fourth quarter revenue in a range of $103-$108 million, gross margins at 64%, and non-GAAP earnings per share of $0.24-$0.25. On a GAAP basis, Emulex expects diluted fourth quarter EPS of $0.19-$0.20 per share, reflecting approximately $0.05 per share in expected GAAP charges arising primarily from amortization of intangibles and deferred stock-based compensation. GAAP earnings estimates for the fourth quarter do not reflect implementation of “Statement of Financial Accounting Standards (SFAS) 123(R) — Share-based Payments,” which requires companies to expense costs related to share-based payments to employees for annual periods beginning after June 15, 2005, for which early adoption is under consideration.

Webcast Information

     Emulex will host a webcast today at 2:00 p.m. Pacific time to discuss the financial results in detail. The webcast may be accessed live via the home page of the Emulex website at www.emulex.com. During the call, Emulex will discuss details of the third fiscal quarter financial results. A replay of the webcast will be available in the audio archive section of the investor relations page of the Emulex website. In addition, a replay of the quarterly conference call will be available for 48 hours by calling (888) 203-1112 — and using the passcode 3372849.

About Emulex

     Emulex Corporation is the industry’s preeminent source for a broad range of advanced storage networking infrastructure solutions spanning host bus adapters, embedded storage switches, I/O controllers and SAN Storage Switches. Emulex ranked number 16 in the Deloitte 2004 Technology Fast 50 and most recently received recognition as one of Forbes 200 Best Small Companies.

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Emulex Corporation FY ‘05 Third Quarter Results
April 21, 2005

     The world’s leading server and storage providers rely on Emulex HBAs, embedded storage switching and I/O controller products to build reliable, scalable and high performance storage solutions. The Emulex award-winning product families, including its LightPulse® HBAs and InSpeed™ embedded storage switching products, are based on internally developed ASIC, firmware and software technologies, and offer customers high performance, scalability, flexibility and reduced total cost of ownership. Emulex’s products have been selected by the world’s leading server and storage providers, including Dell, EMC, Fujitsu Ltd., Fujitsu Siemens, Bull, HP, Hitachi Data Systems, IBM, NEC, Network Appliance, Quantum Corp., StorageTek, Sun Microsystems, Unisys and Xyratex. In addition, Emulex includes industry leaders Brocade, Computer Associates, Intel, McDATA, Microsoft and VERITAS among its strategic partners. Corporate headquarters are located in Costa Mesa, California. News releases and other information about Emulex Corporation are available at http://www.emulex.com.

EMULEX | We network storage

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Note Regarding Non-GAAP Financial Information. The non-GAAP financial information included in this press release is not prepared in accordance with GAAP as it excludes subsequent benefits related to an inventory charge, impairment charges, gains or losses on the repurchase of convertible subordinated notes and litigation settlements, as well as charges relating to the amortization of deferred stock-based compensation and in-process research and development charges. The projected non-GAAP financial information also excludes any acquisition-related charges associated with the acquisitions of Giganet, Vixel and the technology assets of Trebia Networks. Management believes that the presentation of non-GAAP information may provide useful information to investors because Emulex has historically provided this information and understands that some investors consider it useful in evaluating Emulex’s core business. Management also uses this non-GAAP information, along with the GAAP information, in evaluating Emulex’s business for these purposes. The non-GAAP results should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from non-GAAP or other pro forma measures used by other companies.

“Safe Harbor’’ Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above, including, without limitation, those contained in the discussion of “Business Outlook” above, contain forward-looking statements that involve risk and uncertainties. We expressly disclaim any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. The company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. The fact that the economy generally, and the technology and storage segments specifically, have been in a state of uncertainty making it difficult to determine if past experience is a good guide to the future and making it impossible to determine if markets will grow or shrink in the short term. In the past, the Company’s results have been significantly impacted by a widespread slowdown in technology investment that has also pressured the storage networking market that is the mainstay of the Company’s business. A downturn in information technology spending could adversely affect the Company’s revenues and results of operations. As a result of this uncertainty, the Company is unable to predict with any accuracy what future results might be. Other factors affecting these forward-looking statements include, but are not limited to, the following: slower than expected growth of the storage networking

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Emulex Corporation FY ‘05 Third Quarter Results
April 21, 2005

market or the failure of the Company’s OEM customers to successfully incorporate the Company’s products into their systems; the Company’s dependence on a limited number of customers and the effects of the loss of, or decrease or delays in orders by, any such customers, or the failure of such customers to make payments; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of the Company’s or the Company’s OEM customers’ new or enhanced products; the variability in the level of the Company’s backlog and the variable booking patterns of the Company’s customers; the effects of terrorist activities, natural disasters and resulting political or economic instability; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the Company’s ability and the ability of the Company’s OEM customers to keep pace with the rapid technological changes in the Company’s industry and gain market acceptance for new products and technologies; the effect of rapid migration of customers towards newer, lowest cost product platforms; possible transitions from board level to application specific computer chip solutions for selected applications; a shift in unit product mix from higher-end to lower-end products; a decrease in the average unit selling prices or an increase in the manufactured cost of the Company’s products; delays in product development; the Company’s reliance on third-party suppliers and subcontractors for components and assembly; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; the Company’s ability to attract and retain key technical personnel; the Company’s dependence on foreign sales; the effect of acquisitions; impairment charges; and changes in tax rates or changes in accounting standards, including changes in the accounting treatment of employee stock options and contingent convertible debt. These and other factors which could cause actual results to differ materially from those in the forward-looking statements are discussed in the company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 8-K, 10-K and 10-Q, under the caption “Risk Factors.”

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This news release refers to various products and companies by their trade names. In most, if not all, cases these designations are claimed as trademarks or registered trademarks by their respective companies.

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Emulex Corporation FY ‘05 Third Quarter Results
April 21, 2005

EMULEX CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 27,	March 28,	March 27,	March 28,
	2005	2004	2005	2004

Net revenues	$102,580	$99,038	$267,476	$277,984
Cost of sales	37,446	36,374	100,238	99,507

Gross profit	65,134	62,664	167,238	178,477

Operating expenses:
Engineering and development	21,042	19,046	60,985	53,701
Selling and marketing	8,004	8,366	23,015	19,818
General and administrative	4,223	6,014	7,381	15,259
In-process research and development	—	—	—	11,400
Impairment of goodwill	—	—	1,793	—
Amortization of other intangibles	6,547	6,795	19,642	12,546

Total operating expenses	39,816	40,221	112,816	112,724

Operating income	25,318	22,443	54,422	65,753

Nonoperating income:
Interest income	3,341	2,224	9,242	6,700
Interest expense	(1,016)	(1,525)	(3,419)	(3,285)
Gain (loss) on repurchase of convertible subordinated notes	(279)	(231)	12,811	2,670
Other income (loss), net	(24)	(23)	48	141

Total nonoperating income	2,022	445	18,682	6,226

Income before income taxes	27,340	22,888	73,104	71,979

Income tax provision	9,552	8,560	26,816	31,448

Net income	$17,788	$14,328	$46,288	$40,531

Net income per share:
Basic	$0.21	$0.18	$0.56	$0.49

Diluted	$0.20	$0.16	$0.52	$0.46

Number of shares used in per share computations:
Basic	82,963	81,872	82,710	82,928

Diluted	93,415	96,571	93,467	91,481

The interest expense adjustment, net of tax, to the Company’s GAAP diluted per share calculation due to the dilutive effect of its convertible subordinated notes was $661 and $772 for the three months ended March 27, 2005, and March 28, 2004, respectively. The interest expense adjustment, net of tax, to the Company’s GAAP diluted per share calculation due to the dilutive effect of its convertible subordinated notes was $2,160 and $1,598 for the nine months ended March 27, 2005, and March 28, 2004, respectively. Diluted earnings per share for prior periods have been recalculated in accordance with EITF 04-08.

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Emulex Corporation FY ‘05 Third Quarter Results
April 21, 2005

The reconciliation of the non-GAAP net income with the Company’s net income determined under GAAP is presented in the following table.

EMULEX CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP Net Income
(in thousands - unaudited)

	Three Months Ended		Nine Months Ended
	March 27,	March 28,	March 27,	March 28,
	2005	2004	2005	2004

GAAP net income, as presented above	$17,788	$14,328	$46,288	$40,531

Items excluded from GAAP net income to calculate non-GAAP net income:
Subsequent benefit related to the excess and obsolete inventory charge, excluded from cost of sales(1)	—	(45)	—	(1,941)
Amortization of deferred stock-based compensation associated with the acquisitions of Vixel and Giganet, as follows:
Excluded from engineering and development	310	702	1,196	1,679
Excluded from selling and marketing	210	558	668	1,977
Excluded from general and administrative	368	999	1,329	1,410
Excluded from cost of sales	36	626	111	859
In-process research and development excluded from operating expenses	—	—	—	11,400
Amortization of intangibles, excluded from operating expenses	6,547	6,795	19,642	12,546
Impairment of goodwill, excluded from operating expenses(2)	—	—	1,793	—
Insurance settlement (recovery) and $315 of related interest associated with settlement of securities class action and derivative lawsuits, excluded from general and administrative and interest income	—	—	(4,964)	698
Net loss (gain) on repurchase of convertible subordinated notes excluded from nonoperating income(3)	279	231	(12,811)	(2,670)
Income tax effect of above items excluded from the income tax provision	(2,827)	(3,533)	(2,136)	(4,872)

Impact on net income	4,923	6,333	4,828	21,086

Non-GAAP net income	$22,711	$20,661	$51,116	$61,617

(1)
Excess and obsolete inventory charge. Starting in late September 2001, some of Emulex’s major customers made announcements that general economic conditions, exacerbated by the increase in economic uncertainty in the aftermath of the terrorist events of September 11, 2001, were having a negative impact on their financial results. The announcements made, and forecasts received, indicated deteriorating demand for the Company’s one gigabit per second (Gbps) products as these customers were expected to migrate to two Gbps products for future purchases. In order to provide meaningful comparisons of operating results, any subsequent consumption of these previously impaired products is excluded.

(2)
Impairment of goodwill. During the first quarter of fiscal 2005, the Company changed estimates and discovered errors related to the deferred tax assets of Vixel Corporation (acquired in November 2004). As a result, the Company recorded a $1.8 million impairment of goodwill in the first quarter of fiscal 2005. Had these items been recorded in fiscal 2004, the Company’s net loss would have been $1.8 million higher, or $534.1 million, instead of $532.3 million. The Company does not believe that this $1.8 million impairment of goodwill is material to fiscal 2004 or 2005 operations.

(3)
Net loss (gain) on repurchase of convertible subordinated notes. In the three months ended September 26, 2004, Emulex repurchased $153.0 million in face value of its 0.25% convertible subordinated notes at a discount, resulting in a pre-tax gain of $13.1 million. In the three months ended March 27, 2005, Emulex repurchased $17.0 million in face value of its 1.75% convertible subordinated notes, resulting in a pre-tax loss of $0.3 million. In the three months ended March 28, 2004, Emulex repurchased $12.3 million in face value of its 1.75% convertible subordinated notes, resulting in a pre-tax loss of $0.2 million. In the nine months ended March 28, 2004, Emulex repurchased a total of $191.6 million in face value of its 1.75% convertible subordinated notes at a discount, resulting in a pre-tax gain of $2.7 million.

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Emulex Corporation FY ‘05 Third Quarter Results
April 21, 2005

The non-GAAP financial information presented below is based on the Company’s condensed consolidated financial statements and excludes certain adjustments detailed above. The Company uses this non-GAAP information to evaluate its operating performance. This presentation is not in accordance with, or an alternative for, GAAP and may be different from the non-GAAP presentation used by other companies.

EMULEX CORPORATION AND SUBSIDIARIES
Non-GAAP Condensed Consolidated Statements of Income (4)
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 27,	March 28,	March 27,	March 28,
	2005	2004	2005	2004

Net revenues	$102,580	$99,038	$267,476	$277,984
Cost of sales	37,410	35,793	100,127	100,589

Gross profit	65,170	63,245	167,349	177,395

Operating expenses:
Engineering and development	20,732	18,344	59,789	52,022
Selling and marketing	7,794	7,808	22,347	17,841
General and administrative	3,855	5,015	10,701	13,151

Total operating expenses.	32,381	31,167	92,837	83,014

Operating income	32,789	32,078	74,512	94,381

Nonoperating income:
Interest income	3,341	2,224	8,927	6,700
Interest expense	(1,016)	(1,525)	(3,419)	(3,285)
Other income (loss), net	(24)	(23)	48	141

Total nonoperating income	2,301	676	5,556	3,556

Income before income taxes	35,090	32,754	80,068	97,937

Income tax provision	12,379	12,093	28,952	36,320

Net income	$22,711	$20,661	$51,116	$61,617

Net income per share:
Basic	$0.27	$0.25	$0.62	$0.74

Diluted	$0.25	$0.22	$0.57	$0.69

Number of shares used in per share computations:
Basic	82,963	81,872	82,710	82,928

Diluted	93,415	96,571	93,467	91,481

The interest expense adjustment, net of tax, to the Company’s non-GAAP diluted per share calculation due to the dilutive effect of its convertible subordinated notes was $661and $778 for the three months ended March 27, 2005, and March 28, 2004, respectively. The interest expense adjustment, net of tax, to the Company’s non-GAAP diluted per share calculation due to the dilutive effect of its convertible subordinated notes was $2,160 and $1,785 for the nine months ended March 27, 2005, and March 28, 2004, respectively. Diluted earnings per share for prior periods have been recalculated in accordance with EITF 04-08.

(4)	See the preceding Note Regarding Non-GAAP Financial Information, as well as the Reconciliation of GAAP Net Income to Non-GAAP Net Income.

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Emulex Corporation FY ‘05 Third Quarter Results
April 21, 2005

EMULEX CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 27,	June 27,
	2005	2004

Assets

Current assets:
Cash and cash equivalents	$154,886	$192,137
Restricted cash	—	23
Investments	343,235	220,114
Accounts and other receivables, net	54,167	61,720
Litigation settlements receivable	—	5,101
Inventories, net	26,842	31,835
Prepaid expenses	4,645	3,572
Deferred income taxes	21,449	26,824

Total current assets	605,224	541,326

Property and equipment, net	63,598	64,570
Investments	115,727	243,125
Other intangibles, net	102,609	122,667
Other assets	837	1,293

	$887,995	$972,981

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$26,985	$21,747
Accrued liabilities	24,617	22,839
Income taxes payable	21,753	9,910

Total current liabilities	73,355	54,496

Convertible subordinated notes	359,771	524,845
Deferred income taxes and other	6,651	486

Total liabilities	439,777	579,827

Total stockholders’ equity	448,218	393,154

	$887,995	$972,981

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Emulex Corporation FY ‘05 Third Quarter Results
April 21, 2005

EMULEX CORPORATION AND SUBSIDIARIES
Supplemental Information

Historical Revenue by Channel and Territory:

	Q3 FY 2005	% Total	Q3 FY 2004	% Total	% Change
($000s)	Revenue	Revenue	Revenue	Revenue	Year/Year

Revenue from OEM customers	$65,222	64%	$61,502	62%	+6%
Revenue from distribution.	37,355	36%	37,499	38%	nm
Other	3	nm	37	nm	nm

Total net revenues	$102,580	100%	$99,038	100%	+4%

United States	$57,848	57%	$51,006	51%	+13%
Europe and rest of world	28,952	28%	38,406	39%	-25%
Pacific Rim countries	15,780	15%	9,626	10%	+64%

Total net revenues	$102,580	100%	$99,038	100%	+4%

Forward-Looking Diluted Earnings per Share Reconciliation:

Guidance for
Three Months Ending
July 3, 2005
Non-GAAP diluted earnings per share guidance	$0.24-0.25

Items excluded, net of tax, from non-GAAP diluted earning per share to calculate GAAP diluted earnings per share guidance:
Amortization of intangibles	(0.04)
Amortization of stock-based compensation	(0.01)

GAAP diluted earnings per share guidance	$0.19-0.20

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